Exhibit 11
                            THERMO CARDIOSYSTEMS INC.

                       Computation of Earnings per Share


                                                    Three Months Ended
                                                --------------------------
                                                  March 29,      March 30,
                                                       1997           1996
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   Computation of Primary Earnings per Share:

   Net Income (a)                               $ 1,875,000    $ 3,431,000
                                                -----------    -----------

   Shares:
     Weighted average shares outstanding         36,900,242     36,267,789

     Add: Shares issuable from assumed
          acquisition of International
          Technidyne                              3,355,705      3,355,705

          Shares issuable from assumed
          conversion of subordinated convertible
          debentures                                      -        788,007

          Shares issuable from assumed exercise
          of options and warrants (as determined
          by the application of the treasury
          stock method)                                   -        493,191
                                                -----------    -----------

     Weighted average shares outstanding,
       as adjusted (b)                           40,255,947     40,904,692
                                                -----------    -----------

   Primary Earnings per Share (a) / (b)         $       .05    $       .08
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